Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES DEEMED DISTRIBUTION OF $1.65 PER SHARE AND U.S. FEDERAL INCOME TAX TREATMENT OF 2022 DIVIDENDS

EVANSTON, Ill., January 31, 2023 – Fidus Investment Corporation (NASDAQ: FDUS) (“Fidus” or the “Company”), provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, announced today a $1.65 deemed distribution to shareholders of record as of December 31, 2022 and the U.S. federal income tax treatment of its 2022 dividends.

Deemed Distribution of $1.65 per share

The Company announced a deemed distribution of $1.65 per share (a total of $40,800,850) attributable to common stockholders of record as of the close of business on December 31, 2022. We have provided a number of questions and answers below regarding deemed distributions generally, as we believe the concept of deemed distributions may be new to many of our stockholders.

U.S. Federal Income Tax Treatment of 2022 Dividends

In addition, Fidus paid dividends totaling $2.00 per share that are attributable to the tax year ended December 31, 2022, with approximately 40.64% of those dividends comprised of long-term capital gains, approximately 55.65% of those dividends comprised of ordinary income, and approximately 3.71% of those dividends comprised of qualified dividends. Long-term capital gains and qualified dividends (subject to certain limitations) paid to non-corporate taxpayers (including individuals) may qualify for favorable treatment under the Internal Revenue Code of 1986, as amended (“IRC”) and, for 2022, will generally be subject to a maximum 20% U.S. federal income tax rate (plus a 3.8% Medicare surtax, if applicable). The Company has posted information regarding the U.S. federal income tax characteristics of its dividends that are attributable to the 2022 tax year (the “2022 Form 1099 Information”) on its website (https://investor.fdus.com/stock-information/dividends-splits).

The amounts shown in the table below represent the final classification of the Company’s 2022 dividends. This information supersedes any estimated information you may have received during the year. Calendar year 2022 distributions are classified as follows:

Form 1099-DIV Reporting			Box 1a	Box 1a and Box 1b	Box 2a	Non-U.S. Shareholder	Non-U.S. Shareholder
Record Date	Payment Date	Dividend Per Share	Non-Qualified Ordinary Dividend Per Share (i)	Qualified Dividend Per Share (i), (ii)	Capital Gains Per Share (iii)	% of Interest-Related and Short-Term Capital Gain (iv)	% of Dividend Exempt from U.S. Withholding Tax (v)
3/11/2022	3/25/2022	$0.5300	$0.2671	$0.0237	$0.2393	50.390%	50.390%
6/10/2022	6/24/2022	$0.4300	$0.2167	$0.0192	$0.1941	50.390%	50.390%
9/9/2022	9/23/2022	$0.4300	$0.2176	$0.0191	$0.1934	50.599%	50.599%
12/2/2022	12/16/2022	$0.6100	$0.4117	$0.0123	$0.1861	67.487%	67.487%

	Total	$2.0000	$1.1130	$0.0742	$0.8128

% of Total Dividends Paid Per Share		100.000%	55.649%	3.711%	40.640%	55.692%	55.692%

(i)	Form 1099-DIV Box 1a includes the combined amounts of the columns “Ordinary Dividend Per Share” and “Qualified Dividends Per Share,” contained within table above.

(ii)	The portion of the dividend reported in Box 1a treated as Qualified Dividend is reported on Form 1099-DIV in Box 1b.
(iii)	Net Capital Gain Dividend is reported on Form 1099-DIV in Box 2a.
(iv)

The Company designates the above percentages of each of the total dividends by payment date as Interest-Related Dividend and Short-Term Capital Gain Dividend in accordance with IRC Sections 871(k) and 881(e).

(v)

The percentages designate the portion of the Company’s dividends received by Non-U.S. Residents and Foreign Corporation Shareholders that constitute Interest-Related Dividends, Short-Term Capital Gains Dividends, and Net Capital Gain Dividends to total amount of the dividends derived which generally are exempt from U.S. withholding tax for these periods for Non-U.S. Residents and Foreign Corporation Shareholders.

Non-U.S. residents and foreign corporation shareholders (“Non-U.S. Shareholders”) in a Regulated Investment Company (“RIC”,) such as Fidus, are exempt from U.S. withholding tax on both “interest-related” dividends and short-term capital gains in accordance with the IRC sections 871(k) and 881(e). In addition, Non-U.S. Shareholders in a RIC are also exempt from U.S. withholding tax on long-term capital gains. Approximately 55.69% of Fidus’s 2022 dividends relate to interest, short-term capital gains and long-term capital gains.

Dividends distributed to Non-U.S. Shareholders may have been withheld to pay U.S. federal income tax. Non-U.S. Shareholders should contact their tax advisor with any questions regarding this information, and its application to any claim for refund of taxes paid to the U.S. Internal Revenue Service (“IRS”).

What is a deemed distribution?

For U.S. federal income tax purposes, we have elected to be treated as a RIC under Subchapter M of the IRC. To continue to qualify as a RIC for U.S. federal income tax purposes and obtain favorable RIC tax treatment, we must meet certain requirements, including certain minimum distribution requirements. Subchapter M provides the Company with three choices regarding distributing its net long-term capital gains: (i) it can retain such gains and pay U.S. federal income tax on the amount retained, (ii) it can pay out the gains as a cash distribution to its stockholders, or (iii) it can elect to retain these gains but designate them as a deemed distribution to shareholders of record as of the end of the taxable year.

The Company has elected to retain a portion of its net long-term capital gains and designate a deemed distribution of $1.65 per share to the Company’s common stockholders of record as of the close of business on December 31, 2022. When the Company designates a deemed distribution, instead of a cash distribution paid to common stockholders, the Company pays U.S. federal income tax at corporate rates (currently 21%) on the retained net long-term capital gains on behalf of common stockholders. In turn, common stockholders are deemed to have received a capital gain dividend and are deemed to have paid the tax that is actually paid by the Company. As a result, common stockholders receive a tax credit that they can use to offset their U.S. federal income tax on the deemed distribution or for other purposes, including claiming a refund, as appropriate. Common stockholders also increase their adjusted tax basis in their shares of the Company by the amount of the deemed distribution, net of U.S. federal income taxes paid by the Company and deemed paid by the stockholder. The tax effect is the same as if the capital gains had been distributed to the Company’s common stockholders in cash, who then elected to reinvest their proceeds, net of the tax paid by the Company (i.e., 79% of the amount received after the 21% tax is applied).

What are the tax consequences of the deemed distribution to me as a stockholder?

The following example generally illustrates the U.S. federal income tax treatment for the Company and its common stockholders of record on December 31, 2022, with regard to the $1.65 per share net long-term capital gain to be retained by the Company and designated as a deemed distribution:

1.	The Company will pay U.S. federal income tax of 21% on the undistributed net long-term capital gain on behalf of common stockholders in the amount of $0.3465 per share.

2.	All stockholders will receive a U.S. federal income tax credit equal to their allocable share of the 21% U.S. federal income tax paid by the Company on the undistributed long-term capital gain.

•

Stockholders that are subject to U.S. federal income tax generally can use that credit to offset their U.S. federal income tax liabilities for the stockholder’s taxable year in which the last day of the Company’s taxable year falls

(generally, the 2022 taxable year for stockholders that are individuals or otherwise have a calendar-year taxable year) and can claim a refund on their U.S. federal income tax return (for example on Form 1040) to the extent of any unused credit.

•

Stockholders who hold their shares in tax-deferred accounts can receive a refund from the IRS for the taxes paid on their behalf by having their custodians file an IRS Form 990-T with the IRS. It typically takes several months for custodians to receive the refund and deposit it into stockholders’ accounts.

•	Other tax-exempt stockholders can also receive refunds for the taxes paid on their behalf on the deemed distribution by filing IRS Form 990-T.

•	Stockholders that are not U.S. tax residents should consult their own tax advisors as to the effect of the deemed distribution and the taxes paid on their behalf in their individual circumstances.

3.	Common stockholders will increase the adjusted tax basis in their stock by $1.3035, equivalent to the deemed distribution of $1.6500 per share less the $0.3465 per share in taxes paid on their behalf.

Stockholders requiring further information about the impact of the deemed distribution on their state and/or local taxes should consult their tax advisors. The Company does not provide tax advice to its stockholders.

Why did the Company choose to designate a deemed distribution rather than declare a cash dividend at this time?

The Board of Directors, after careful review and deliberation, determined that it is in the best interest of the Company and its continued growth to designate a deemed distribution. The Company will re-deploy the retained capital into income producing debt assets, which will contribute to future net investment income growth.

What are the relevant distribution dates for the deemed distribution?

As there is no cash being paid out, there is no payment date for the deemed distribution. However, the deemed distribution of $1.6500 per share and corresponding tax credit are attributable to common stockholders of record as of December 31, 2022.

Who will send me the tax information of the deemed distribution and when will I get this information?

The deemed distribution is deemed paid to the stockholders of record as of December 31, 2022. All relevant tax information will be included in IRS Form 2439 (Notice to Shareholder of Undistributed Long-Term Capital Gains), to be mailed in January 2023.

If you own your shares in “street name,” your brokerage firm or bank will send you the tax information. If you own your shares directly in your name, American Stock Transfer & Trust Company LLC (AST), the Company’s transfer agent, will send you the tax information. If you have not received the information by March 2023, you should contact your brokerage firm or bank and request that information.

In addition, the Company has posted information regarding the 2022 deemed distribution (the “2022 Form 2439 Information”) on its website (https://investor.fdus.com/stock-information/dividends-splits).

If I have questions about my individual tax situation, where can I get them answered?

The Company does not provide tax advice to its stockholders. Please consult your personal tax advisor. We are providing these questions and answers solely as a convenience to our stockholders.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for U.S. federal income tax purposes, Fidus has elected to be treated as a RIC. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company and future net investment income growth. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets; the depending of the Company’s future success on the general economy and its impact on the industries that the Company invests; and the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com